Exhibit 4.12
Execution Version

BIF III NORONHA AIV LLC

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BIP NORONHA AIV LLC

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NORONHA CO-INVEST LLC

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BROOKFIELD INFRASTRUCTURE HOLDINGS CORPORATION

AMENDED & RESTATED VOTING AGREEMENT

Effective March 30, 2020

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VOTING AGREEMENT

THIS AGREEMENT made effective as of the 30th day of March, 2020.

AMONG:

BIF III NORONHA AIV LLC
(“BIF III AIV”)

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BIP NORONHA AIV LLC
(“BIP AIV”)

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NORONHA CO-INVEST LLC (“Noronha Co-Invest”)

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BROOKFIELD INFRASTRUCTURE HOLDINGS CORPORATION
(formerly named Brookfield Infrastructure Corporation) (“BIHC”)

RECITALS:

A.    WHEREAS, BIF III AIV and BIP AIV own approximately 69.29% and 30.71%, respectively, of the limited partnership interests (the “ValveCo Interests”) of ValveCo (BIII) (Canada) L.P., which holds 100% of the limited partnership interests of ValveCo (BIII) DE LP (“ValveCo”);

B.    AND WHEREAS, Noronha Co-Invest owns 100% of the limited partnership interests of GasCo (S) DE LP;

C.    AND WHEREAS, ValveCo has entered into the Master Governance Agreement with each of PipeCo (B) DE LP (“PipeCo”), GasCo (S) DE LP (“GasCo”) and LineCo (C) DE LP (“LineCo”) (together with ValveCo, collectively, the “Companies”), which governs, among other things, certain voting arrangements relating thereto;

D.    AND WHEREAS, pursuant to the Master Governance Agreement, the Companies will appoint a joint Board of Directors (“Joint Board”) comprised of the same Directors, alternates and observers and each Member Group can appoint one Director to the Joint Board of the Companies for each 8% Percentage Interest block held;

E.    AND WHEREAS, the Brookfield Member Group (comprising PipeCo HoldCo (B) LLC, BIP AIV, BIF III AIV and Noronha Co-Invest) holds, as at the Effective Date, a Percentage Interest of approximately 57.5% and can appoint a majority of the Joint Board under the Master Governance Agreement;

F.    AND WHEREAS, pursuant to the Master Governance Agreement, Directors on the Joint Board can vote interests equal to the Percentage Interest of their appointing Member Group, and therefore the Brookfield Member Group can carry resolutions of the Joint Board (other than with respect to Reserved Matters and FIP and Above Specific Matters (in each case as defined under the Master Governance Agreement)) as at the Effective Date;

G.    AND WHEREAS, that certain voting agreement by and among Brookfield Infrastructure Partners L.P. (“BIP”), BIF III AIV and BIP AIV, dated April 4, 2017 is being terminated effective as of the Effective Date upon BIP ceasing to own, directly or indirectly, through wholly-owned Affiliates of BIP or Brookfield Infrastructure L.P., any interest in ValveCo pursuant to Section 4.2 thereof;

H.    AND WHEREAS, BIF III AIV, BIP AIV and Noronha Co-Invest have each determined that it is necessary and advisable to grant to BIHC or BIHC’s designated Affiliates certain control over the voting of the ValveCo Interests and the voting interests of the Companies;

I.    AND WHEREAS, BIF III AIV, BIP AIV and BIHC entered into a Voting Agreement effective as of March 30, 2020 (“Existing Voting Agreement”) to govern their relationship with respect to the voting of the ValveCo Interests and voting interests of the Companies;

J.    AND WHEREAS, the parties wish to enter into this Agreement to amend and restate the Existing Voting Agreement, which will govern their relationship with respect to the voting of the ValveCo Interests and voting interests of the Companies effective as of the Effective Date;

K.        AND WHEREAS, pursuant to BIHC’s indirect limited partnership interest in PipeCo and the rights granted to BIHC with respect to the voting of the ValveCo Interests and voting interests of the Companies under this Agreement (including, without limitation, BIHC’s rights to approve or reject the election of a majority of directors of the Joint Board), BIHC has certain control rights with respect to appointment and governance of the Joint Board, and in turn has certain control rights in respect of LineCo; and NOW THEREFORE, effective as of the Effective Date, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree, with the other, as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

(a)“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

(b) “Agreement” means this Voting Agreement;

(c)“BIF III Funds” has the meaning ascribed thereto in Section 2.3.

(d)“BIF III GP” has the meaning ascribed thereto in Section 2.3.

(e)“Business Day” means every day except a Saturday or Sunday, or a day which is a statutory or civic holiday in the State of Delaware;

(f)“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner or the manager of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for greater certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning;

(g)“Effective Date” means March 30, 2020;

(h)“Governing Body” means: (i) with respect to a corporation or limited company, the board of directors of such corporation or limited company; (ii) with respect to a limited liability company, the manager(s), director(s) or managing partner(s) of such limited liability company; (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership that serves a similar function (or if any such general partner or managing partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function); and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director;

(i)“Master Governance Agreement” means that certain Master Governance Agreement, dated as of April 4, 2017, among the Companies and other parties thereto from time to time, as the same may be amended or modified from time to time;

(j)“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted, and pronouns have a similarly extended meaning; and

(k)“Term” has the meaning ascribed thereto in Section 4.1.

1.2 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3 Interpretation

In this Agreement, unless the context otherwise requires:

(a)words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

(b)the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)references to any Person include such Person’s successors and permitted assigns;

(d)except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, all amendments made to such statute, regulation, policy, rule or instrument, and any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

(e)any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

(f)in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

(g)except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.

1.4 Invalidity of Provisions

Each provision contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.6 Waiver Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.7 Governing Law

This Agreement, all questions concerning the construction, interpretation and validity of this Agreement, the rights and obligations of the parties hereto, all claims or causes of action that may be based upon, arise out of or related to this Agreement and the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon or arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. Each party irrevocably attorns and submits to the exclusive jurisdiction of the courts situated in the City of New York in the Borough of Manhattan and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2
VOTING

2.1 Voting at the Direction of BIHC

Each of BIF III AIV, BIP AIV and Noronha Co-Invest agrees that it will vote (and it will cause any other entity that it Controls to vote) or otherwise exercise rights with respect to the ValveCo Interests and the voting interests of the other Companies (being PipeCo, GasCo and LineCo) in accordance with the direction of BIHC (or its designated Affiliates) with respect to the approval or rejection of the following matters relating to ValveCo and the other Companies and their subsidiaries and assets (including, as at the Effective Date, Nova Transportadora do Sudeste S.A.) (as applicable):

(a)in favor of the election of a majority of directors (or their equivalent, if any) approved by BIHC (or its designated Affiliates);
(b)any sale of all or substantially all of its assets;
(c)any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control;
(d)any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency;
(e)any amendment to the limited partnership agreement or other similar constating documents (as applicable) of ValveCo or the other Companies (being PipeCo, GasCo and LineCo) or the Master Governance Agreement; and
(f)any commitment or agreement to do any of the foregoing.

2.2 General Guidelines

For purposes of Section 2.1, BIHC (or its designated Affiliates) may provide written direction to BIF III AIV, BIP AIV and Noronha Co-Invest with respect to the approval or rejection of any matter in the form of general guidelines, policies, procedures, delegation or similar practices in which case no approval or direction will be required by BIF III AIV, BIP AIV or Noronha Co- Invest. Any such general guidelines, policies, procedures, delegations or similar practices may be modified by BIHC or its designated Affiliates in its discretion, as applicable, in accordance with the terms hereof.

2.3 Standard of Care

BIHC agrees that it (or its designated Affiliates) will exercise its powers and discharge its rights under this Agreement having regard to the standard of care applicable to Brookfield Infrastructure Fund III GP LLC (“BIF III GP”) in its capacity as general partner of the entities that comprise the Brookfield Infrastructure Fund III family of funds (“BIF III Funds”), taking into account the fiduciary duties owed by BIF III GP to the investors of the BIF III Funds as a whole (as such fiduciaries duties may be modified by the BIF III Funds governing documents).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of each party

Each party hereby represents and warrants to each other party that:

(a)it is validly organized and existing under the relevant laws governing its formation and existence;

(b)it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(c)it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

(e)no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(f)this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 4
TERMINATION

4.1 Term

The term of this Agreement (“Term”) will begin on the Effective Date and will continue in full force and effect until terminated in accordance with Section 4.2.

4.2 Termination

The rights and obligations of the parties to this Agreement will terminate and no longer be of any effect: (i) at such time that BIHC ceases to own, directly or indirectly, through its wholly- owned Affiliates, any interest in ValveCo; (ii) upon 30 days’ notice given by BIHC or its designated Affiliates; or (iii) at such time that any party provides notice that such party has reasonably determined that, as a result of applicable law, rule or regulation and through no fault of its own, continued participation in this Agreement would have a material adverse effect on such party.

ARTICLE 5 GENERAL
PROVISIONS

5.1 Assignment

(a)None of the rights or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties provided that BIHC may delegate its approval rights under Section 2.1 of this Agreement to any wholly- owned Affiliate of BIHC, without obtaining prior written consent of each of BIF III AIV, BIP AIV and Noronha Co-Invest.

(b)Any purported assignment of this Agreement in violation of this Section 5.1 shall be null and void.

5.2 Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.3 Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

(a) if to BIF III AIV, BIP AIV or Noronha Co-invest:
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281-1023

Attention: Fred Day
Facsimile: 212-417-7182
(b) if to BIHC:

5.4 Further Assurances
Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

5.5 Counterparts
This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

[Remainder of page was intentionally left blank Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective

Date.

BIF III NORONHA AIV LLC
By:	/s/ Fred Day
Name: Fred Day Title: Vice President

BIP NORONHA AIV LLC
By:	/s/ Fred Day
Name: Fred Day Title: Vice President

BROOKFIELD INFRASTRUCTURE HOLDINGS CORPORATION
By:	/s/ Carl Ching
Name: Carl Ching Title: Senior Vice President

NORONHA CO-INVEST LLC, by its manager, BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (CANADA), L.P., by its general partner, BROOKFIELD INFRASTRUCTURE GP ULC
By:	/s/ Carl Ching
Name: Carl Ching Title: Senior Vice President

(Signature Page to NTS Voting Agreement)